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Exhibit 5.1

OPINION OF LATHAM & WATKINS

August 15, 2002

CV Therapeutics, Inc.
3172 Porter Drive
Palo Alto, California 94304

    Re:
    Registration Statement on Form S-8

Ladies and Gentlemen:

        In connection with the registration by CV Therapeutics, Inc., a Delaware corporation (the "Company"), of an aggregate of 2,460,325 shares (the "Shares") of the Common Stock, par value $.001 per share (the "Common Stock"), of the Company pursuant to the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, as amended (the "Nonstatutory Plan"), under which 1,260,325 shares are being registered, the CV Therapeutics, Inc. 2000 Equity Incentive Plan, as amended (the "Incentive Plan), under which 950,000 shares are being registered, the CV Therapeutics, Inc. Non-Employee Directors' Stock Option Plan (the "Directors' Plan") under which 150,000 shares are being registered and the CV Therapeutics, Inc. Employee Stock Purchase Plan (the "ESPP" and, together with the Nonstatutory Plan, the Incentive Plan and the Directors' Plan, the "Plans"), under which 100,000 shares are being registered, under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission on August 15, 2002, you have requested our opinion with respect to the matters set forth below.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ LATHAM & WATKINS

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  Exhibit 5.1